Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274947

PROSPECTUS SUPPLEMENT NO. 4
(to prospectus dated May 9, 2024)

Primary Offering of
Up to 9,808,405 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Secondary Offering of
Up to 85,964,719 Shares of Class A Common Stock
Up to 324,352,674 Shares of Class A Common Stock Issuable Upon Conversion of Class B Common Stock and Class C Common Stock
Up to 3,733,358 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 3,733,358 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 9, 2024 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 9,808,405 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) 6,075,047 shares of Class A Common Stock issuable upon exercise of warrants originally issued in connection with the initial public offering of Aurora Acquisition Corp. (“AURC”) (the “Public Warrants”) and (ii) 3,733,358 shares of Class A Common Stock issuable upon exercise of warrants issued in a private placement in connection with the initial public offering of AURC (the “Private Warrants” and, together with Public Warrants, “Warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders identified in the Prospectus, or their permitted transferees (the “Selling Securityholders”), of up to an aggregate of 414,050,751 shares of Class A Common Stock, which consists of (i) 85,964,719 shares of Class A Common Stock, (ii) 252,475,391 shares of Class A Common Stock issuable upon conversion of our Class B common stock, par value $0.0001 per share (“Class B Common Stock”), (iii) 71,877,283 shares of Class A Common Stock issuable upon conversion of our Class C common stock, par value $0.0001 per share (“Class C Common Stock” and together with Class A Common Stock and Class B Common Stock, the “Common Stock”), and (iv) 3,733,358 shares of Class A Common Stock issuable upon exercise of Private Warrants, and of up to 3,733,358 Private Warrants.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our Class A Common Stock and Public Warrants are listed on the Nasdaq Capital Market under the ticker symbols “BETR” and “BETRW,” respectively. On August 6, 2024, the closing price of our Class A Common Stock was $0.48 per share and the closing price of our Public Warrants was $0.09 per warrant.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 16 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2024

Better Home & Finance Holding Company
(Exact name of registrant as specified in its charter)

Delaware	001-40143	93-3029990
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3 World Trade Center
175 Greenwich Street, 57th Floor
New York,	NY	10007
(Address of principal executive offices) (Zip Code)
(415) 523-8837
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BETR	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock at an exercise price of $11.50	BETRW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.
On August 7, 2024, Better Home & Finance Holding Company (the “Company”) issued a press release announcing the Company’s financial results for the quarter ended June 30, 2024. A copy of the Company’s press release is attached as Exhibit 99.1 to this current report on Form 8-K (this “Report”).
The information in this Item 2.02 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of the 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 7.01 Regulation FD Disclosure.
The Company has prepared materials for presentation to investors. The materials are furnished (not filed) as Exhibit 99.2 to this Report pursuant to Regulation FD.
The information in this Item 7.01 and Exhibit 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.
Item 8.01 Other Events.
At the 2024 annual meeting of stockholders of the Company held on June 4, 2024, the Company’s stockholders approved amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect one or more reverse stock splits of the Company’s common stock at a ratio ranging from any whole number between one-for-2 and one-for-100 and in the aggregate not more than one-for-100, inclusive, as determined by the Board of Directors of the Company (the “Board” and, such amendment, the “Reverse Stock Split Authorization”) and to permit officer exculpation to the extent permitted by Delaware law (such amendment, the “Officer Exculpation Amendment”).
On August 1, 2024, the Board approved the Officer Exculpation Amendment and, pursuant to the Reverse Stock Split Authorization, the Board approved a reverse stock split (the “Reverse Stock Split”) and set a reverse stock split ratio of one-for-50 for the Company’s shares of common stock, provided that the Board reserves the right to modify or abandon the amendments prior to their filing with the Secretary of State of the State of Delaware. Upon effectiveness of the Reverse Stock Split, one post-split share will be issued in exchange for every 50 pre-split shares of the issued and outstanding Class A common stock, par value $0.0001 per share (“Class A Common Stock”), Class B common stock, par value $0.0001 per share (“Class B Common Stock”) and Class C common stock, par value $0.0001 per share (“Class C Common Stock”), as applicable. Fractional shares will not be issued through the Reverse Stock Split. Instead, holders of the common stock that would otherwise receive fractional shares will be entitled to receive a pro rata portion of cash proceeds from the aggregation and sale of all fractional shares by the exchange agent. Proportionate adjustments will be made to the number of shares of common stock underlying the Company’s outstanding warrants and convertible note, the number of shares issuable under equity awards outstanding under the Company’s equity incentive plans, as well as the exercise or conversion price, as applicable, of such warrants, convertible note and equity awards. The Reverse Stock Split and Officer Exculpation Amendment are expected to become effective at 6:00 p.m. New York time on August 16, 2024. In connection with the Reverse Stock Split, the Company will effect an adjustment to its authorized shares of common stock, such that the 1,800,000,000 authorized shares of Class A Common Stock will be reduced to 36,000,000 authorized shares of Class A Common Stock, the 700,000,000 authorized shares of Class B Common Stock will be reduced to 14,000,000 authorized shares of Class B Common Stock and the 800,000,000 authorized shares of Class C Common Stock will be reduced to 16,000,000 authorized shares of Class C Common Stock. The par value per share of common stock and number of authorized shares and par value of preferred stock will not change.

The Company’s Class A Common Stock and public warrants will continue to trade on the Nasdaq Capital Market under the existing trading symbols “BETR” and “BETRW”, respectively. The Company’s Class A Common Stock is expected to begin trading on a split-adjusted basis when the market opens on August 19, 2024, with the new CUSIP number 08774B508. The CUSIP number for each of the Company’s Class B Common Stock, Class C Common Stock and public warrants will not change.
Computershare Inc. and its affiliate Computershare Trust Company, N.A. (collectively, “Computershare”) are acting as the exchange agent for the Reverse Stock Split. Stockholders holding shares of common stock registered directly in their name in book entry form or beneficially via a broker, bank, trust or other nominee are not required to take any action to receive post-split shares and will have their positions automatically adjusted to reflect the Reverse Stock Split. In lieu of fractional shares, cash will be distributed by Computershare to the appropriate stockholders in an amount equal to the pro rata portion of cash proceeds from the aggregation and sale of all fractional shares by Computershare.
Forward-Looking Statements
This Report and the information and documents incorporated by reference herein include “forward-looking statements.” These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Report, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this Report. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
Item 9.01     Financial Statements and Exhibits.
(d)    Exhibits:
The following exhibits relating to Item 9.01 shall be deemed to be furnished, and not filed:

Exhibit	Description
99.1	Press Release, dated August 7, 2024
99.2	Q2 2024 Investor Update, dated August 7, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BETTER HOME & FINANCE HOLDING COMPANY

Date: August 8, 2024	By:	/s/ Kevin Ryan
	Name:	Kevin Ryan
	Title:	Chief Financial Officer